Exhibit 99.1

FAT Brands Inc. Announces Pricing of $250 Million Whole Business Securitization Transaction

Proceeds to Finance Acquisition of Twin Peaks Restaurant Chain

Los Angeles, CA, September 15, 2021 – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT), a leading global franchising company and parent company of iconic restaurant brands including Fatburger, Johnny Rockets, Round Table Pizza and eleven other concepts, today announced that it has priced an offering of $250,000,000 of its FATTP Series 2021-1 Fixed Rate Asset-Backed Notes (the “Notes”). This transaction has been structured as a whole business securitization through FAT Brands Twin Peaks Royalty I, LLC and is FAT Brands’ fifth securitization transaction. The net proceeds from the sale of the Notes will be used to partially finance the acquisition of Twin Peaks restaurant chain from Garnett Station Partners, and the Notes will be secured by the acquired assets. The Notes were priced with a weighted average fixed interest rate of 8.00% per annum.

Closing Date	Class	Seniority	Principal Balance	Coupon	Weighted Average Life (Years)	Non-Call Period (Months)	Anticipated Call Date	Final Legal Maturity Date
10/1/2021	A-2	Senior	$150,000,000	7.00%	1.82	6	7/25/2023	7/25/2051
10/1/2021	B-2	Senior Subordinated	$50,000,000	9.00%	1.82	6	7/25/2023	7/25/2051
10/1/2021	M-2	Subordinated	$50,000,000	10.00%	1.82	6	7/25/2023	7/25/2051

Andy Wiederhorn, President and CEO of FAT Brands, commented, “We are very proud to announce the pricing of the FAT Twin Peaks Series 2021-1 whole business securitization. This transaction represents our fourth securitization in the last 12 months and was driven by strong investor demand for this issuance as well as great execution under tight timelines by Jefferies. This financing enables FAT Brands to complete the acquisition of Twin Peaks and formally enter the polished-casual dining vertical.”

Wiederhorn continued, “This issuance gives us ample time to implement our strategy of increasing the number of franchised locations of this extremely successful concept prior to refinancing. The award-winning Twin Peaks restaurants have very attractive unit economics and there is strong demand from current and potential franchisees for new locations. Given our purchasing power of over 2,100 restaurants, existing franchisee network, and proven track record of acquisition integration, we look forward to implementing our global growth and expansion plans for this brand. We also continue to see attractive opportunities to acquire new brands while maintaining our asset-light business model as the US and the rest of the world emerge from the pandemic. Utilizing our securitization facilities in combination with our public equities provides us with greater control over execution and the ability to move quickly if and when the right acquisition opportunities present themselves.”

Jefferies LLC acted as structuring agent and sole bookrunner for this transaction. Legal advisors were Katten Muchin Rosenman LLP for FAT Brands Inc., and DLA Piper LLP for Jefferies LLC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. The Notes have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns 14 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises over 2,000 units worldwide. For more information on FAT Brands, please visit www.fatbrands.com.

About Twin Peaks

Founded in 2005 in the Dallas suburb of Lewisville, Twin Peaks now has 82 locations in 25 states. Twin Peaks is the ultimate sports lodge featuring made-from-scratch food and the coldest beer in the business surrounded by scenic views and the latest in high-definition TVs. At every Twin Peaks, guests are immediately welcomed by a Twin Peaks team member and served up a menu made for MVPs. From its smashed and seared to order burgers to in-house smoked ribs and hand-breaded wings, guests can expect menu items capable of satisfying every appetite. To learn more about franchise opportunities, visit www.twinpeaksfranchise.com. For more information, visit www.twinpeaksrestaurant.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the ability of the FAT Brands Inc. (the “Company”) to complete and integrate the acquisition of Twin Peaks and increase the number of store locations, the future financial performance and growth of the Company following the acquisition of Twin Peaks, and the Company’s ability to conduct future accretive and successful acquisitions. Forward-looking statements reflect the Company’s expectations concerning the future and are subject to significant business, economic and competitive risks, uncertainties and contingencies, including, but not limited to, those surrounding the Company’s ability to successfully integrate and exploit the synergies of the acquisition of Twin Peaks, the Company’s ability to grow and expand revenues and earnings following the acquisition, and the severity, duration and effects of the COVID-19 pandemic, many of which are difficult to predict and beyond our control and could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. We also refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks, uncertainties and contingencies. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Investor Relations:

ICR

Lynne Collier

IR-FATBrands@icrinc.com

646-430-2216

Media Relations:

JConnelly

Erin Mandzik

emandzik@jconnelly.com

862-246-9911

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